UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2012

Dynacq Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-21574	76-0375477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4301 Vista Road

Pasadena, Texas 77504

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (713) 378-2000

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 25, 2012, Dynacq Healthcare, Inc. (the “Company”) received notification from The Nasdaq Stock Market (“Nasdaq”) stating that the Company’s common stock will be delisted from the Nasdaq Global Market effective at the opening of business on October 4, 2012. The delisting of the Company’s common stock is a result of the Company’s failure to make timely payment of certain listing fees, as required by Nasdaq Listing Rule 5250(f), in the amount of $5,000. In light of the prior Nasdaq notice described in further detail below, the Company concluded that no valid business purpose would be served by making payment of these fees. The Company does not intend to request an appeal hearing regarding the delisting.

As discussed in the Company’s Current Report on Form 8-K filed with the Commission on April 13, 2012, Nasdaq informed the Company that it would be subject to delisting upon a failure to regain compliance with (i) the $1.00 minimum bid price per share of its common stock pursuant to Nasdaq Listing Rule 5450(a)(1) for a period of at least ten consecutive business days ending on a date prior to October 9, 2012, and (ii) the minimum market value of its publicly held shares of at least $5,000,000.00 pursuant to Nasdaq Listing Rule 5450(b)(1)(C) for at least ten consecutive business days prior to October 9, 2012. As a result of the trading halt currently in effect for the Company’s common stock and the failure of the minimum bid price to reach $1.00 per share for 10 consecutive business days after receipt of the Nasdaq letter and prior to the commencement of the trading halt, and in light of the fact that there are currently fewer than ten business days remaining before October 9, 2012, the Company does not believe that it will be able to regain compliance with the Nasdaq Listing Rules discussed above prior to October 9, 2012. As a result, the Company believes that it would have become subject to delisting for failure to comply with Listing Rule 5450(a)(1) on October 9, 2012, even if it had paid the listing fees in compliance with Nasdaq Listing Rule 5250(f) on or before October 4, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Dynacq Healthcare, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DYNACQ HEALTHCARE, INC.

Date: September 28, 2012	By:	/s/ Eric Chan
Eric Chan
Chief Executive Officer